QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

The Board of Directors
SendGrid, Inc.:

        We consent to the use of our report dated February 26, 2018, with respect to the consolidated balance sheets of SendGrid, Inc. as of December 31, 2017 and 2016, and the related consolidated statements of operations and comprehensive loss, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the "consolidated financial statements"), incorporated herein by reference and to the reference to our firm under the heading "Experts" in the Registration Statement.

/s/ KPMG LLP

Denver, Colorado
December 13, 2018

QuickLinks

  Exhibit 23.4
Consent of Independent Registered Public Accounting Firm